Exhibit 6



                                 AGREEMENT


     THIS AGREEMENT (the "Agreement") is made and entered into effective June 12, 1996, by and between SMITH MANAGEMENT COMPANY, INC., a New York corporation ("Smith Management"), FARMOUT INC., a Utah corporation ("Farmout"), RANDALL D. SMITH ("R. Smith"), JEFFREY A. SMITH ("J. Smith"), JOHN W. ADAMS ("Adams") (R. Smith,
J. Smith and Adams are hereinafter referred to as the "Farmout Stockholders"), INLAND RESOURCES INC. ("Inland") and INLAND PRODUCTION COMPANY ("Inland Production").


                                 RECITALS:


     WHEREAS, Farmout Stockholders own all of the issued and outstanding capital stock of Farmout ("Farmout Stock") and Farmout Stockholders desire to sell, transfer and convey to Inland, and Inland desires to acquire, the Farmout Stock in exchange for the "Common Shares" (as defined in Section 1.01), in accordance with the terms of this Agreement; and

     WHEREAS, Smith Management (or its designee) desires to acquire 950,000 shares of the 1,000,000 shares of Series B Preferred Stock (as hereinafter defined) of Inland for $9,500,000 of the total of $10,000,000 to be received for the Series B Preferred Stock, and Inland desires to issue such Series B Preferred Stock to Smith Management; and

     WHEREAS, the acquisition of the Farmout Stock by Inland and the acquisition of the Series B Preferred Stock by Smith Management are part of a joint transaction that will be closed in two separate closing, on June 12, 1996 and July 31, 1996, respectively; and

     WHEREAS, Inland intends to call its existing Series A
Preferred Stock for redemption or conversion on July 31, 1996 and to the extent any shares are to be redeemed, the proceeds from the issuance of the Series B Preferred Stock are intended to be used by Inland to pay any required redemption amounts.














     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and representations set forth herein, the parties hereto agree as follows:

                       A G R E E M E N T S:

                                I.
                SALE AND PURCHASE OF FARMOUT STOCK

     1.01 Farmout Stockholders hereby agree to sell, transfer and convey to Inland at Farmout Closing (herein so called) good, marketable and indefeasible title to the Farmout Stock free and clear of any lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge of claim of any nature whatsoever. In consideration therefor, and on the basis of and in reliance upon the representations, warranties, obligations and agreements of Farmout Stockholders set forth herein, Inland agrees to purchase the Farmout Stock at Farmout Closing and agrees to deliver to Farmout Stockholders (or to such persons as the Farmout Stockholders designate) an aggregate of 1,309,880 post-split shares (the "Common Shares") of Inland's common stock, par value $.001 per share ("Common Stock"), which shall not be delivered by Inland until January 2, 1997, except where such delivery is accelerated as hereinafter provided. Inland's agreement to issue and deliver the Common Shares on January 2, 1997 shall be secured by a pledge of the Farmout Stock pursuant to a Security Agreement in the form attached hereto as Exhibit "A" and incorporated herein for all purposes by this reference. The Farmout Closing shall take place on June 12, 1996 (the "Farmout Closing Date") at the offices of Inland at 2:00 p.m. (Denver time). At the Farmout Closing, Farmout Stockholders shall deliver the stock certificates representing the Farmout Stock to Inland, duly endorsed for transfer, and Inland and the Farmout Stockholders will execute the Security Agreement and the Registration Rights Agreement. As noted above, the Common Shares shall not be delivered by Inland until January 2, 1997; provided, however, in the event of the filing of a petition in bankruptcy against Inland, or the voluntary filing of a bankruptcy petition by Inland, prior to such date, the Common Shares shall be immediately issuable by Inland without further demand or action by Farmout Stockholders. Inland hereby acknowledges and agrees that from and after the transfer of the Farmout Stock by the Farmout Stockholders to Inland at the Farmout Closing its obligation to issue and deliver the Common Shares is fixed, absolute and unconditional, and Inland shall not be entitled to assert any defenses to such issuance and delivery including, without limitation, any breach by Farmout Stockholders or Smith Management of any of their respective agreements, covenants, warranties or representations herein. The acquisition by Inland of the Farmout Stock and the issuance by Inland of the Common Shares are collectively referred to herein as the "Farmout Transactions".

     1.02 Farmout Stockholders and Inland hereby agree that the effective date of the acquisition of the Farmout Stock by Inland shall be June 1, 1996 and Farmout Stockholders and Farmout agree that Farmout shall make no distributions or payments of cash or other properties (other than a dividend in the amount of $213,700), or incur any liabilities (other than accrued income tax liabilities), after June 1, 1996. Farmout Stockholders and Farmout also represent and

warrant to Inland and Inland Production that the Farmout Agreement dated effective July 1, 1995 (the "Farmout Agreement") between Inland, Inland Production and R. Smith, the Option Agreement ("Option Agreement") between Inland, Inland Production and Smith dated November 22, 1995, and the Warrant Certificate ("Warrant Certificate") issued by Inland in favor of Smith dated November 22, 1995 have all been duly and properly assigned to Farmout, and Farmout is the proper party in interest with respect to each of said documents. Farmout Stockholders and Farmout further represent and warrant to Inland and Inland Production that effective as of June 1, 1996 and effective as of the Farmout Closing, Farmout owned, and will own, no other assets, and had, and will have, no other liabilities or obligations, contingent or otherwise (other than accrued income tax liabilities), other than the assets represented by the wells covered by the Farmout Agreement and the warrants represented by the Warrant Certificate, or the liabilities and obligations encompassed within the Farmout Agreement, Option Agreement or Warrant Certificate.

     1.03 Until the Common Shares are delivered by Inland to the Farmout Stockholders on January 2, 1997, Inland hereby agrees that it will not, without the prior written consent of the Farmout Stockholders, effect a stock split of its Common Stock, issue any stock dividend on its Common Stock or engage in a recapitalization or other event that would cause the outstanding shares of Common Stock to receive additional securities or be converted into other securities.

                               II.
                    SERIES B PREFERRED STOCK

     2.01 Subject to the terms and conditions of this Agreement, at the "Series B Closing" (herein so called) Inland agrees to issue and sell to Smith Management, and Smith Management (or Smith Management's designee) agrees to subscribe for and purchase from Inland, 950,000 shares (the "Series B Shares") of a series of 1,000,000 shares of preferred stock, par value $.001 per share, of Inland having the relative rights, preferences, privileges and limitations set forth on the "Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock" ("Certificate of Designation") attached hereto as Exhibit "B" and incorporated herein for all purposes by this reference (the "Series B Preferred Stock"), for an aggregate purchase price of $9,500,000 ($10.00 per Series B Share) (the "Purchase Price"). The transactions contemplated to take place at the Series B Closing are referred to herein as the "Series B Transactions". Smith Management acknowledges that it is anticipated by Inland that the remaining 50,000 shares of Series B Stock will be sold to another purchaser for the price of $10.00 per share and that such sale will close on or around the Series B Closing, provided, however, Smith Management (or its designee) shall, whether or not such additional purchase and sale is made, be obligated to purchase the Series B Shares at the Series B Closing, and Inland shall be obligated to issue the Series B Shares to Smith Management (or its designee) at the Series B Closing.

     2.02 Subject to the terms and conditions of this Agreement, the issuance and purchase of the Series B Shares shall take place at the "Series B Closing" to be held at the offices of Inland at 10:00 a.m. (Denver time) on July 31, 1996. The date on which the Series B Closing occurs is referred to herein as the "Series B Closing Date." On the Series B Closing Date, Inland will deliver the Series B Shares registered in the name of Smith Management and/or Smith Management's nominee or designee upon receipt of the Purchase Price therefor by wire transfer of immediately
available funds to an account designated by Inland, or by such other methods as is mutually agreed to by Smith Management and Inland. Such certificates shall bear appropriate restrictive legends deemed necessary by Inland to comply with applicable securities laws. Effective as of the Series B Closing Date, Inland will file the Secretary of State of Washington the Certificate of Designation.


                               III

             REPRESENTATIONS AND WARRANTIES OF INLAND


     Inland represents and warrants to the Farmout Stockholders and Smith Management, respectively, as of the date hereof and as of each of the Farmout Closing Date and Series B Closing Date, respectively, as follows:

     3.01 Inland has all requisite corporate power and authority to execute and deliver this Agreement, the Security Agreement and the Registration Rights Agreement (in the form attached hereto as Exhibit "C" and incorporated herein for all purposes by this reference) and to consummate the acquisition of the Farmout Stock as provided herein, the issuance of the Common Shares and the issuance of the Series B Shares as provided herein (collectively referred to herein as the "Transactions"). The execution and delivery of this Agreement, the Security Agreement and the Registration Rights Agreement and the consummation of the Transactions to be performed by Inland have been duly and validly authorized by all necessary action on the part of the Board of Directors of Inland, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement, the Security Agreement and the Registration Rights Agreement by Inland or to consummate the Transactions to be performed by Inland, other than filing the Certificate of Designation with the Secretary of State of Washington on the Series B Closing Date. This Agreement has been, and the Security Agreement, and the Registration Rights Agreement, when executed at Farmout Closing, will have been, duly and validly executed and delivered by Inland and, assuming this Agreement, the Security Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of Smith Management, Farmout and Farmout Stockholders, this Agreement constitutes, and the Security Agreement and Registration Rights Agreement, when executed at Farmout Closing, will constitute, a valid and binding agreement of Inland, enforceable against Inland in accordance with its terms. Upon receipt by Inland of the Purchase Price and the Farmout Stock, the Series B Shares and the Common Shares to be issued on January 2, 1997, shall be duly authorized, validly issued (when issued), fully paid and non-assessable. The Common Shares will have been reserved for issuance as of the Farmout Closing Date, and the shares of Common Stock underlying the Series B Shares will have been reserved for issuance as of the Series B Closing Date.

     3.02 Neither the execution and delivery of this Agreement, the Security Agreement or the Registration Rights Agreement by Inland, the consummation of the Transactions to be performed by Inland nor compliance by Inland with any of the provisions hereof or of the Security Agreement or Registration Rights Agreement will
(i) conflict with or result in any breach of any provisions of the Articles of Incorporation or by-laws of Inland or any of its Subsidiaries, assuming, for this purpose, the Certificate of Designation has been filed with the Secretary of State of Washington; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any
governmental authority, including those of the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality thereof (herein referred to as a "Governmental Authority"), except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made; (iii) except upon failure to obtain the consent of Trust Company of the West required to be obtained under that certain Credit Agreement dated November 29, 1995, result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Inland or any of its Subsidiaries is a party or by which Inland or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (iv) result in the creation or imposition of any lien, charge or other encumbrance on the assets of Inland or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Inland, any of its Subsidiaries or any of their respective assets. For purposes of this Agreement, "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity; and such term shall also refer to any other partnership, limited partnership, joint venture, trust, or other business entity in which such entity has a material interest.

     3.03 The offer, sale and issuance of the Common Shares or Series B Shares pursuant to this Agreement do not require registration of the Common Shares or Series B Shares under the Securities Act of 1933, as amended (the "Securities Act") or registration or qualification under any applicable state "blue sky" or securities laws, based on available non-public offering exemptions which are based, in part, on the representations of Smith Management and Farmout Stockholders in Section 4.03. Inland has not taken, directly or indirectly, nor will it take any action which will subject the issuance or sale of any of the Common Shares or Series B Shares to be in violation of the provision of Section
5 of the Securities Act or the provisions of any securities, blue sky law or similar law of any applicable jurisdiction.

     3.04 No broker's or finder's fees or commissions will be payable by Inland in connection with the issuance and sale of the Common Shares or Series B Shares or the Transactions.

     3.05 The authorized capital stock of the Inland consists of 25,000,000 shares of Common Stock, and 20,000,000 shares of Class
A preferred stock, par value $.001 per share ("Preferred Stock"). As of the date hereof, 4,092,800 shares of Common Stock and 106,850 Series A Preferred Shares were issued and outstanding. Except upon written notification to Smith Management and Farmout Stockholders, Inland will not, prior to the Series B Closing, issue any Common Stock or Preferred Stock (other than upon conversion of Series A Preferred Shares or exercise of outstanding options or warrants), and will not repurchase or redeem any Common Stock or Preferred Stock (other than the anticipated redemption of Series A Preferred Shares). Other than the Common Shares issuable pursuant to this Agreement or the shares of Common Stock underlying the Series B Shares, neither Inland nor any Subsidiary has any shares of its capital stock reserved for issuance, except for shares of Common Stock issuable upon conversion of Series A Preferred Shares and except for 212,800 shares of Common Stock issuable pursuant to Inland's employee stock option plan, of which options for 184,960 shares are outstanding, and 256,911 shares issuable pursuant to other outstanding subscriptions, options and warrants. No
other options, warrants or securities convertible into Common Stock, other than the Series A Preferred Shares, are outstanding. All such issued and outstanding shares of capital stock of Inland are validly issued, fully paid, non-assessable and free of any preemptive rights.

     3.06 The various reports filed by Inland with the Securities and Exchange Commission do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein not misleading.


                                IV

                REPRESENTATIONS AND WARRANTIES OF
            SMITH MANAGEMENT AND FARMOUT STOCKHOLDERS

     Smith Management hereby represents and warrants to Inland and Inland Production as of the date hereof and as of the Series B Closing Date, and the Farmout Stockholders each severally represent and warrant to Inland and Inland Production as of the date hereof and as of the Farmout Closing Date, as follows:

     4.01 Each of Smith Management and Farmout has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be performed by Smith Management and Farmout. The execution and delivery of this Agreement and the consummation of the Transactions to be performed by Smith Management and Farmout have been duly and validly authorized by all necessary action on the part of the Boards of Directors of Smith Management and Farmout, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement by Smith Management or Farmout or to consummate the Transactions to be performed by Smith Management or Farmout. This Agreement has been duly and validly executed and delivered by each of Smith Management, Farmout and the Farmout Stockholders and, assuming this Agreement constitutes a valid and binding obligation of Inland, this Agreement constitutes a valid and binding agreement of each of Smith Management, Farmout and the Farmout Stockholders, enforceable against each of Smith Management, Farmout and the Farmout Stockholders in accordance with its terms.

     4.02 Neither the execution and delivery of this Agreement by Smith Management, Farmout and the Farmout Stockholders, the consummation of the Transactions to be performed by Smith Management, Farmout and the Farmout Stockholders, nor compliance by Smith Management, Farmout and the Farmout Stockholders, with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or by-laws of Smith Management or Farmout or any of their Subsidiaries,
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made, (iii) result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Smith Management, Farmout or the Farmout Stockholders, or any of the Subsidiaries of Smith
Management or Farmout, is a party or by which Smith Management, Farmout or the Farmout

Stockholders, or any of the Subsidiaries of Smith Management or Farmout, or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Smith Management, Farmout or the Farmout Stockholders, any of the Subsidiaries of Smith Management or Farmout, or any of their respective assets.

     4.03 Each of Smith Management and the Farmout Stockholders has such knowledge and experience in financial and business matters as enables it or him to evaluate the merits and risks of an investment in the Shares. Each of Smith Management and the Farmout Stockholders is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Each of Smith Management and the Farmout Stockholders is acquiring the Common Shares and Series B Shares, as applicable, for its or his own account and not with the view to resale or redistribution thereof in violation of the Securities Act. Each of Smith Management and the Farmout Stockholders acknowledges that it or he may not transfer the Common Shares and Series B Shares, as applicable, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that a legend to such effect shall be included on the certificate representing the Common Shares and Series B Shares.


                                V

                            COVENANTS

     5.01 Between the date hereof and the Series B Closing Date, Inland will afford to Smith Management and its authorized representatives reasonable access (subject to tenants' rights) to the plant, offices, warehouses, or other facilities and properties, including oil and gas properties) and to the books and records of Inland and its Subsidiaries, will permit Smith Management and its representatives to make such reasonable inspections as they may require and will cause its officers and those of its Subsidiaries to furnish Smith Management and its representatives with such financial and operating data, environmental assessment and other information with respect to the business, assets and properties of Inland and its Subsidiaries, as applicable, as Smith management and its representatives may from time to time reasonably request. No inspection or examination by Smith Management or the Farmout Stockholders or their representatives will constitute a waiver of any claim against Inland for misrepresentation or breach of this Agreement. Smith Management and the Farmout Stockholders shall hold strictly confidential all information obtained as a result of any examination or inspection of Inland and its Subsidiaries; provided, that Smith Management and the Farmout Stockholders shall not be obligated to hold confidential information which (i) was or becomes generally available to the public other than as a result of a disclosure by Smith Management or the Farmout Stockholders or their representatives or (ii) was or becomes available to Smith Management and the Farmout Stockholders on a nonconfidential basis from a source other than Inland or its representatives, provided that such source is not bound by a confidentiality agreement with Inland or otherwise prohibited from transmitting the information to Smith Management and the Farmout Stockholders.

     5.02 Subject to the terms and conditions herein provided, Inland and each of Smith Management and the Farmout Stockholders agree to use their best efforts to take, or cause to be

taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions.

     5.03 Inland and Smith Management will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Transactions and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreements between Inland and NASDAQ.

     5.04 For so long as Smith Management, the Farmout Stockholders or any of their Affiliates (which term has the meaning given to it in Rule 405 under the Securities Act) own any of the Common Shares or Common Stock underlying the Series B Shares or any other securities of Inland, Inland covenants and agrees that it will (i) maintain on a current basis the filing of all reports required to be filed by Inland pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;
(ii) use its reasonable best efforts to maintain its qualification for the use of Form S-3; and (iii) cooperate with Smith Management and the Farmout Stockholders whenever Smith Management or the Farmout Stockholders wish to dispose of any securities of Inland owned by them or any of their Affiliates under Rule 144 and/or Rule 144A under the Securities Act, to the full extent feasible in order to consummate such disposition.


                                VI

                  CONDITIONS OF SMITH MANAGEMENT

     The obligations of Smith Management to effect the closing of the Series B Shares on the Series B Closing Date are subject to the satisfaction of the following conditions any one or more of which may be waived by Smith Management.

     6.01 The representations and warranties contained in Article III hereof shall be true in all material respects on and as of the Series B Closing Date as if made on and as of the Series B Closing Date. Inland shall have complied with all of its obligations contained herein performance of which is required on or prior to the Series B closing Date. Smith Management shall have received a certificate to the foregoing effect executed by an officer of Inland.

     6.02  The Certificate of Designation in the form of Exhibit
"B" shall have been filed with the Secretary of State of Washington on or before the Series B Closing Date.

     6.03  Smith Management shall, prior to the Series B Closing
Date, be satisfied, in its sole discretion, with the results of its legal and business due diligence of Inland.

     6.04 There shall have been no Material Adverse Effect from the end of the quarter covered by Inland's most recently filed Form 10-QSB until the Series B Closing Date with regard to the obligation of Smith Management (or its designee) to purchase the Series B Shares.


     6.05 Trust Company of the West shall have consented to the issuance of the Series B Shares by Inland and the redemption of the Series A Preferred Stock on or before the Series B Closing Date.

     6.06 Inland shall send a notice of redemption to all holders of Series A Preferred Stock simultaneously with the Series B
Closing.

     6.07 Smith Management shall have received an opinion of Inland's counsel at Series B Closing, in the form reasonably requested by Smith Management.

                               VII

                       INLAND'S CONDITIONS

     The obligations of Inland to issue and sell the Series B
Shares are subject to the satisfaction of the following conditions any one or more of which may be waived by Inland:

     7.01 The representations and warranties contained in Article IV hereof shall be true in all material respects on and as of the Series B Closing Date as if made on and as of the Series B Closing Date with regard to the issuance of the Series B Shares. Smith Management shall have complied with all of its obligations contained herein performance of which is required on or prior to the Series B Closing Date. Inland shall have received a certificate to the foregoing effect executed by an officer of Smith Management, as applicable.

     7.02 Trust Company of the West shall have consented to the issuance of the Series B Shares by Inland and the redemption of the Series A Preferred Stock on or before the Series B Closing Date.


                               VIII

                TERMINATION, AMENDMENT AND WAIVER


     8.01 The Series B Transactions contemplated hereby may be abandoned at any time prior to the Series B Closing, as follows:

     (a)  By the mutual written consent of Inland, Inland
Production and Smith Management;

     (b) On or after August 1, 1996, by Inland and Inland Production, on the one hand, or by Smith Management, on the other hand, if the Series B Closing shall not have occurred prior thereto; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01(b) if the Series B Closing failed to occur on or before such date by reason of the breach by such party of any of its obligation hereunder; or






     (c) by Inland and Inland Production, on one hand, or Smith Management, on the other hand, if there shall have been a breach by the other party of any of the covenants contained herein or if any representation or warranty made by any other party is untrue in any material respect.

     8.02 In the event of the abandonment of the Series B Transactions pursuant to Section 8.01(a), (b) or (c), this Agreement shall forthwith become void and have no effect with respect to the Series B Transactions, without any liability in respect to the Series B Transactions on the part of any party other than Section 9.05. In the event of the abandonment of the Series
B Transactions, this Agreement will remain in full force and effect with respect to the Farmout Transactions and Inland will remain absolutely and unconditionally obligated to deliver the Common Shares in accordance with Section 1.01 hereof.

                                IX

                          MISCELLANEOUS

     9.01 This Agreement (a) constitutes the entire agreement among the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     9.02 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to respective parties as follows:

If to Inland or Inland Production:

          c/o Inland Resources Inc.
          475 17th Street
          Suite 1500
          Denver, Colorado  80202
          Fax: 303-296-4070
          Attn: Kyle R. Miller

          With a copy to:
          Glast, Phillips and Murray, P.C.
          2200 One Galleria Tower
          13355 Noel Road, L.B. 48
          Dallas, Texas  75240-6657
          Fax: 214-419-8329
          Attn: Mike Parsons









If to Smith Management or the Farmout Stockholders:

          c/o Smith Management Company, Inc.
          885 Third Avenue
          34th Floor
          New York, New York  10022
          Attn:  David A. Persing, Senior Vice President and
General Counsel

     9.03 This Agreement shall be governed by and construed in accordance with the laws in the state of New York applicable to agreements made and wholly performed in the State of New York.

     9.04 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     9.05 Except as otherwise provided herein or in the Registration Rights Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with transactions contemplated hereby, including fees and expenses of its representatives.

     9.06 Except as provided in this Section 9.06, neither Smith Management, the Farmout Stockholders nor Inland may assign its or his rights or obligations hereunder; provided, however, Smith Management may assign its rights to acquire the Series B Shares to an affiliate, provided such assignment shall not relieve Smith Management of its obligations hereunder; and provided, further, that the Farmout Stockholders may designate other persons as the recipients of the Common Shares, as long as they do so in compliance with applicable securities laws.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the day and year first set above.



                                   INLAND RESOURCES INC.



                                   By:  KYLE R. MILLER
                                      __________________________
                                      Kyle R. Miller, President


                                   INLAND PRODUCTION COMPANY



                                   By:  KYLE R. MILLER
                                      __________________________
                                     Kyle R. Miller, President



                                   SMITH MANAGEMENT COMPANY, INC.



                                   By:  DAVID A. PERSING
                                      ___________________________
                                      Its: Senior Vice President





                                   FARMOUT INC.



                                   By: BRUCE M. SCHNELWAR
                                      ___________________________
                                      Its: Sr. V.P.



                                    RANDALL D. SMITH
                                   ______________________________
                                   Randall D. Smith, Individually



                                    JEFFREY A. SMITH
                                   ______________________________
                                   Jeffrey A. Smith, Individually



                                    JOHN W. ADAMS
                                   ______________________________
                                   John W. Adams, Individually





















                                   EXHIBIT "A"

                               SECURITY AGREEMENT

     THIS SECURITY AGREEMENT (the "Agreement") is made, executed and entered into this 12th day of June, 1996, between and among RANDALL D. SMITH, JEFFREY A. SMITH and JOHN W. ADAMS (individually and collectively referred to herein as the "Secured Party") and INLAND RESOURCES INC. ("Pledgor").

                              W I T N E S S E T H:

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                               SECURITY INTEREST

     Pledgor hereby creates and grants to the Secured Party a security interest in the property described in Article II hereof to secure the payment and performance of the obligations of Pledgor to the Secured Party set forth in Article III hereof.

                                   ARTICLE II
                                   COLLATERAL

     The property in which the security interest is created is all of Pledgor's right, title and interest in and to 100 shares of common stock, par value $1.00 per share, of Farmout Inc., a Utah corporation (hereinafter referred to as the "Collateral").

                                  ARTICLE III
                               OBLIGATION SECURED

     This Agreement shall secure the performance of the obligation of Pledgor to Secured Party to issue and deliver to Secured Party 1,309,880 post-split shares of Pledgor's common stock, par value $.001 per share ("Common Stock"), on January 2, 1997 pursuant to that certain Agreement executed effective as of June 12, 1996 by and between Secured Party, Pledgor and other parties named therein, subject to earlier delivery of such Common Stock as provided in
Section 1.01 of said Agreement upon the terms and conditions provided in said Section 1.01 (the "Obligation").

                                   ARTICLE IV
                     WARRANTY AND REPRESENTATION OF PLEDGOR

     Pledgor represents and warrants that:







SECURITY AGREEMENT - Page 1
     (i) Pledgor has full authority and capacity to execute and deliver this Agreement;

    (ii) no financing statement covering the Collateral, or any part thereof, has been filed with any filing officer;

   (iii) no other security agreement covering the Collateral, or any part thereof, has been made and no security interest, other than the one herein created, has attached or been perfected in the Collateral or in any part thereof;

    (iv) no dispute, right of setoff, counter-claim or defense exists with respect to all or any part of the Collateral;

     (v) except for matters arising by reason of state or federal securities laws, there are no restrictions upon the transfer of any of the Collateral;

    (vi) Pledgor has the right to transfer the Collateral free of any liens, claims or encumbrances and without obtaining the consent of any other party which has not already been obtained, and the transfer of the Collateral will not result in a default under any agreement to which Pledgor or the Company is a party; and

   (vii)  Pledgor is the owner of the Collateral.

                                   ARTICLE V
                      COVENANTS AND OBLIGATIONS OF PLEDGOR

     Pledgor covenants and agrees to:

     (i)  deliver to Randall D. Smith, on behalf of the Secured
Party, the original stock certificate which represents the Collateral, together with a stock power endorsing the Collateral to Secured Party in the form attached hereto as Exhibit "A";

    (ii)  from time to time promptly execute and deliver to Randall
D. Smith, on behalf of the Secured Party, all such other assignments, certificates, supplemental writings, financing statements and continuation statements, and do all other acts or things, as Secured Party may reasonably request in order to more fully evidence and perfect the security interest herein created;

   (iii) promptly furnish Secured Party with any information which Secured Party may reasonably request concerning the Collateral;

    (iv) allow Secured Party to inspect all records of Pledgor relating to the Collateral, and to make and take away copies of such records;





SECURITY AGREEMENT - Page 2
     (v) promptly notify Secured Party of any change in any fact or circumstance warranted or represented by Pledgor in this Agreement or in any other writing furnished by Pledgor to Secured
Party in connection with the Collateral;

    (vi) promptly notify secured Party of any claim, action or proceeding affecting title to the Collateral, or any part thereof, or the security interest therein, and at the request of Secured Party, appear in and defend, at Pledgor's expense, any such action or proceeding;

   (vii) promptly notify Secured Party of any change of address of Pledgor; and

  (viii) not merge or consolidate Farmout, Inc. with or into any other corporation or entity, or enter into any exchange of stock with any other corporation or entity, prior to delivery of the Common Stock to Secured Party as required herein.

     Pledgor further covenants and agrees that, without the prior written consent of Secured Party, Pledgor will not: (a) sell, assign or transfer any of Pledgor's rights in the Collateral; or
(b) create any other security interest in, or otherwise encumber, the Collateral, or any part thereof, or permit the same to be or become subject to any lien, attachment, execution, sequestration, other legal or equitable process, or any encumbrance or security agreement of any kind or character.

     Should the Collateral, or any part thereof, ever be in any manner converted by the issuer thereof into another type of property or any money or other proceeds ever be paid or delivered to Pledgor as a result of Pledgor's rights in the Collateral, then, in any such event, all such property, money and other proceeds hall become part of the Collateral, shall beheld by Pledgor in trust for the benefit of Secured Party, and Pledgor covenants to forthwith pay or deliver to Randall D. Smith, on behalf of the Secured Party, all of the same and, at the same time, if Secured Party deems it necessary and so requests, Pledgor will properly endorse or assign the same; provided, however, that cash dividends paid on the Collateral to Pledgor shall be and remain the property of Pledgor, except any dividends paid during the time after a "default" (as defined below) has occurred and remains uncured. With respect to any of such property of a kind requiring an additional security agreement, financing statement or other writing to perfect a security interest therein in favor of Secured Party, Pledgor will forthwith execute and deliver to Randall D. Smith, on behalf of the Secured Party, whatever the Secured Party shall reasonably deem necessary or proper for such purpose. Should any covenant or agreement of Pledgor fail to be performed in accordance with its terms, Secured Party may, but never shall be obligated to, perform or attempt to perform such covenant or agreement on behalf of Pledgor and Pledgor agrees to pay to Secured party any such amount reasonably expended by Secured Party in such performance or attempted performance, together with interest thereon at the rate specified in the Note.

                                   ARTICLE VI
             EVENTS OF DEFAULT; RIGHTS OF SECURED PARTY UPON
DEFAULT

     The term "default", as used herein, means the occurrence of any of the following events:

     (i) the failure of Pledgor to issue and deliver the 1,309,880 shares of Common Stock to Secured party on January 2, 1997, which failure continues for fifteen (15) calendar days after notice thereof from Secured Party to Pledgor; or

SECURITY AGREEMENT - Page 3
    (ii) the failure of Pledgor to punctually and properly perform any material covenant or agreement contained herein, which failure continues for thirty (30) calendar days after notice thereof from Secured Party to Pledgor.

    Upon the occurrence of a default, in addition to any and all other rights and remedies which Secured Party may then have hereunder, or under the Uniform Commercial Code, as adopted in New York (the "Code"), or otherwise, Secured Party, at Secured Party's option, may:

     (i) bring suit to enforce specific performance of Pledgor's obligation to issue and deliver the 1,309,880 shares of Common
Stock to Secured Party;

    (ii) reduce any claim against Pledgor to judgment and otherwise enforce collection of the same;

   (iii) foreclose or otherwise enforce its security interest in all or any part of the Collateral by any available judicial procedure;

    (iv) after notification, if any, as provided for herein, sell or otherwise dispose of, at such location chosen by Secured Party, all or any part of the Collateral, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and for cash or upon credit or otherwise as Secured Party may reasonably determine, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral, shall not exhaust Secured Party's power of sale, but sales may be made from time to time until all of the Collateral has been sold or until the Obligation has been paid in full), and at any such sale it shall not be necessary to exhibit the Collateral;

     (v) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Pledgor hereby consents to any such appointment;

    (vi)  buy the Collateral at any public sale;

   (vii) buy the Collateral at any private sale if the Collateral is of a type customarily sold in a recognized market or is a type which is the subject of widely distributed standard price quotations; and

  (viii) without notice to Pledgor, either have the Collateral registered in Secured Party's name, or in the name of a nominee, and, with or without such registration, (a) exercise as to such Collateral all the rights, powers and remedies of an owner, including the right and power to vote, (b) enter into any extension, reorganization, merger or consolidation agreement, or any other agreement in any way relating to or affecting the Collateral, and in connection therewith may deposit or surrender control of the Collateral and accept other property in exchange therefor, and (c) demand of the issuer of the Collateral to receive any and all dividends and other distributions payable in respect thereof, regardless of the medium in which paid and whether they be ordinary or extraordinary, and the issuer of the Collateral, in making payment to Secured Party hereunder, shall


SECURITY AGREEMENT - Page 4
be fully protected in relying on the written statement of Secured Party that Secured Party then holds a security interest which entitles it to receive such payment, and the receipt of Secured Party for such payment shall be full acquittance therefor to the issuer of the Collateral and the issuer of the Collateral shall not be required to see the application of such payment; provided, however, Secured Party shall have no duty to exercise any of the foregoing rights, privileges or options and shall not be responsible for any delay or failure to do so.

     Secured Party shall have no duty to fix or preserve the rights against any other party having an interest in the Collateral, and shall never be liable for its failure to use diligence to collect any amount payable in respect to the Collateral, but shall be liable only to account to Pledgor for what Secured Party may actually collect or receive thereon. Pledgor agrees that the Secured Party shall have no responsibility for ascertaining any maturities, calls, conversions, exchanges, offers, tenders or similar matters relating to any of the Collateral, nor for informing Pledgor with respect to any thereof.

     Secured Party shall be entitled to apply the proceeds of any sale or other disposition of the Collateral in the following order: first, to the payment of all of Secured Party's reasonable expenses, including, without limitation, attorneys' fees and other legal expenses, incurred in holding and preparing the Collateral, or any part thereof, for sale or other disposition, in arranging for such sale or other disposition, and in actually selling the same; and next, toward payment of the balance of the Obligation in such order and manner as Secured Party, in its discretion, may deem advisable. Secured Party shall account to Pledgor for any surplus after making the foregoing application and, if any Collateral remains unsold, shall return such Collateral to Pledgor. If the proceeds are not sufficient to pay the Obligation in full, Pledgor shall be liable for any deficiency and shall be required to pay the same to Secured Party.

                                  ARTICLE VII
                               RIGHTS OF PLEDGOR

     Unless and until occurrence of an event of "default" as herein defined, Pledgor shall have the right to vote the Collateral. If requested by Pledgor, Secured Party shall execute and deliver to Pledgor such proxies and authorizations as are reasonably required to confirm the voting rights of Pledgor.

                                  ARTICLE VIII
                                SECURITIES LAWS

     The Secured Party is authorized, at any sale, if it deems it desirable so to do, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account, for investment, and not with a view to distribution or sale of any of the Collateral.

     If any default shall have occurred and if Secured Party determines to exercise its rights to sell all or any of the Collateral, upon request the Pledgor shall from time to time furnish to Secured Party

SECURITY AGREEMENT - Page 5
all such information as Secured Party may request in order to determine the number of shares included in the Collateral which may be sold by Pledgor in exempt transactions under Section 4(1) of the Securities Act of 1933, as amended, and Rule 144 of the Securities and Exchange Commission thereunder (or any statutory provisions or rules in effect in lieu thereof), as the same are from time to time in effect.

     Pledgor recognizes and acknowledges that Secured Party may be unable to effect a public sale of all or a part of the Collateral (time being of the essence) and may elect to resort to one or more private sales to purchasers who will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those of public sales, provided such private sales shall be made in a commercially reasonable manner.

                                   ARTICLE IX
                              NOTIFICATION OF SALE

     Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Pledgor at the address set forth on the signature page hereof, and to any other person entitled under the Code to notice.

                                   ARTICLE X
                              FINANCING STATEMENT

     Secured Party shall have the right at any time to file this Agreement, or a photographic or other reproduction hereof, as a financing statement, and to attach to the same a description of all Collateral at the time subject to this Agreement, but the failure of Secured Party to do so shall not impair the validity or enforceability of this Agreement.

                                   ARTICLE XI
                              REMEDIES CUMULATIVE

     All rights and remedies of Secured Party hereunder are cumulative of each other and of every other right or remedy which Secured Party may otherwise have at law or in equity or under any other contract or other writing for the enforcement of the security interest herein or the collection of the Obligation, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise by Secured Party of other rights or remedies.






SECURITY AGREEMENT - Page 6

                                  ARTICLE XII
                    TRANSFER AND ASSIGNMENT BY SECURED PARTY

     The rights, powers and interests held by Secured Party hereunder, together with the Collateral, may be transferred and assigned by Secured Party, in whole or in part, at such time and upon such terms as he may deem advisable to any person who shall acquire any part of the Obligation, and upon any such transfer or assignment, the transferee or assignee shall succeed to all the rights and powers of, and be subject to the duties and obligations of, Secured Party hereunder to the extent of any such transfer and assignment.

                                  ARTICLE XIII
                         NO WAIVER OF RIGHTS OR REMEDIES

     Should any part of the Obligation be payable in installments, the acceptance by Secured Party at any time and from time to time of part payment of the aggregate amount of all installments then matured shall not be deemed to be a waiver of the default, if any, then existing. No waiver by Secured Party of any default shall be deemed to be a waiver of any other subsequent default, nor shall any such waiver by Secured Party be deemed to be a continuing waiver. No modification or waiver of any provision of this agreement or of any promissory note or other security agreement, mortgage, deed of trust, assignment or contract of any kind evidencing or securing payment of the Obligation, or any part thereof, shall be effective unless the same shall be in writing and signed by Secured Party. No delay or omission by Secured Party in exercising any right or power hereunder, or under any other writings executed by Pledgor as security for or in connection with the Obligation, shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right or power preclude other or further exercise thereof, or the exercise of any other right or power of Secured Party hereunder or under such other writings.

                                  ARTICLE XIV
                                 BINDING EFFECT

     This Agreement shall be binding on Pledgor and Pledgor's successors and assigns and shall inure to the benefit of Secured
Party and Secured Party's successors and assigns.

                                   ARTICLE XV
                                 LAW GOVERNING

     All obligations of Pledgor under this Agreement are performable in New York, New York. This Agreement shall be deemed made in New York, New York and shall be governed by, and construed in accordance with, the laws of the State of New York.



SECURITY AGREEMENT - Page 7

                                  ARTICLE XVI
                                    HEADINGS

     All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or any of the provisions hereof.

                                  ARTICLE XVII
                                  SEVERABILITY

     All agreements and covenants contained herein are severable and in the event that any of them shall be held to be invalid by any court or competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

                                 ARTICLE XVIII
                       TERMINATION OF SECURITY AGREEMENT

     Upon the issuance and delivery to Secured Party of the 1,309,880 shares of Common Stock, this Agreement shall terminate. Upon such termination, Secured Party shall promptly return to Pledgor the stock certificates representing the Collateral, together with the stock power executed by Pledgor in favor of Secured Party.

                                  ARTICLE XIX
                                    NOTICES

     Any notice shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below beside each party's signature hereto (or at such other address as such party shall specify to the other parties in writing), or if sent by registered mail, on the third business day after the day on which mailed, addressed to such party at the same address.

                                   ARTICLE XX
                                ENTIRE AGREEMENT

     This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.









SECURITY AGREEMENT - Page 8

                                  ARTICLE XXI
                             WAIVERS AND AMENDMENTS

     No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel. No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by the parties hereto.

                                  ARTICLE XXII
                             MULTIPLE COUNTERPARTS

     This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     EXECUTED by Pledgor and Secured Party effective the date and year first above written.

ADDRESS AND TELECOPY NUMBER        PLEDGOR:
FOR NOTICES TO PLEDGOR:
                                   INLAND RESOURCES INC.
475 17th Street, Suite 1500               KYLE R. MILLER
Denver, Colorado  80202            By: _________________________
Fax: (303) 296-4070                     Kyle R. Miller, President

ADDRESS AND TELECOPY NUMBER        SECURED PARTY:
FOR NOTICES TO SECURED PARTY:
                                        RANDALL D. SMITH
c/o Smith Management Company, Inc.     _________________________
885 Third Avenue                        Randall D. Smith
34th Floor
New York, New York 10022
Fax: (212) 751-9503
                                        JEFFREY A. SMITH
c/o Smith Management Company, Inc.     _________________________
885 Third Avenue                        Jeffrey A. Smith
34th Floor
New York, New York 10022
Fax: (212) 751-9503











SECURITY AGREEMENT - Page 9
                                        JOHN W. ADAMS
c/o Smith Management Company, Inc. By: _________________________
885 Third Avenue                        John W. Adams
34th Floor
New York, New York 10022
Fax: (212) 751-9503















































SECURITY AGREEMENT - Page 10
                                  EXHIBIT "A"
                                       TO
                               SECURITY AGREEMENT
                                  STOCK POWER

     FOR VALUE RECEIVED, INLAND RESOURCES INC. hereby sells, assigns and transfers unto Randall D. Smith, Jeffrey A. Smith and John W. Adams, jointly, _______________ shares of common stock, par value $__________ per share, of Farmout Inc., a Utah corporation, in the name of Inland Resources Inc. on the books of said Farmout Inc. represented by Certificate No. _____, and hereby irrevocably constitutes and appoints Randall D. Smith, Jeffrey A. Smith and John W. Adams, jointly, attorney to transfer the said stock on the books of Farmout Inc. with full power of substitution in the premises.

DATED:     June 12, 1996

                              INLAND RESOURCES INC.


                              By:
                                  ______________________________
                                   Kyle R. Miller, President































SECURITY AGREEMENT - Page 11
                                   Exhibit "B"

                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                              INLAND RESOURCES INC.
                         DESIGNATING A SERIES OF STOCK

     Pursuant to RCW 23B.06.020 and RCW 23B.10.020 of the Washington Business Corporation Act, INLAND RESOURCES INC., a Washington corporation (the "Corporation"), hereby submits this Articles of Amendment to its Articles of Incorporation thereby designating and establishing the following series of stock:

I.     The name of the corporation is INLAND RESOURCES INC.

II. The date of filing the original articles of incorporation with the Secretary of State of Washington is August 12, 1985.

III. The Articles of Incorporation of the Corporation are amended by amending Article IV to add the following new paragraph 3 to said
Article IV:

    "3.  1,000,000 shares of Class A preferred stock, par value
$0.001 per share, shall be designated Series B Convertible
Preferred Stock ("Series B Preferred Stock").  The Series B
Preferred Stock shall have the following voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions:

         "(i)   Dividends.  The Series B Preferred Stock shall bear
dividends at the rate of 12% per annum on the Redemption Price thereof, accumulating daily, whether or not declared, and payable quarterly in cash or common stock, at the option of the holder, to the record holders of Series B Preferred Stock on the Corporation's books on the last day of each calendar quarter in each calendar year (the "Record Dates"), with the first Record Date on September 30, 1996, subject to the Board's election hereinafter set forth in this paragraph (i). At the election of the Corporation's Board of Directors (the "Board"), (a) such dividends may be paid in cash or
(b) such dividends may be accumulated and shall be payable in cash when and as declared by the Board, provided, the holders of Series B Preferred Stock may, by written notice to the Corporation delivered within ten (10) days following each Records Date, elect to take dividends in the form of Cmmon Stock at the Conversion Price (defined in paragraph (iv), below). Notwithstanding the foregoing, in the event that the holder of Series B Preferred Stock does not elect during such ten day period to receive dividends in the form of Common Stock, the holder will continue to have the right to take such accumulated dividends in the form of Common Stock until such time, if any, as the Board of Directors declares that such accumulated dividends shall be paid in cash and establishes a dividend payment date therefor. When paid in cash, such dividends shall be payable out of funds legally available therefor within twenty (20) days after the Board's election or declaration. No dividends shall be paid or declared, and no distribution (of securities of the Corporation or any other property) shall be made, on any Junior Securities (as defined below) while any dividends on the Series B Preferred Stock shall remain accumulated and unpaid. "Junior Securities" means any of the Corporation's equity securities other than the Series B Preferred Stock and the Corporation's Series A Preferred Stock, which is being called for redemption (or conversion, at the election of the holders thereof) concurrently with the filing of these

Articles of Amendment designating the Series B Preferred Stock, it being understood, therefore, that no shares of Series A Preferred Stock will be issued and outstanding as of the first Record Date for Series B Preferred Stock, but until said Series A Preferred Stock is actually redeemed or converted in accordance with such call for redemption, the Series A Preferred Stock shall have preference over the Series B Preferred Stock and the Series B Preferred Stock shall be deemed subordinate to the Series A Preferred Stock.

         "(ii)  Liquidation Rights.

               "(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Securities (but expressly subordinate to the rights of the holders of Series A Preferred Stock until it is redeemed or converted as noted in paragraph (i), above), an amount in cash equal to ten dollars ($10.00) for each share of such Series B Preferred Stock, together with any accumulated dividends thereon, provided, if such liquidation, dissolution or winding up of the Corporation occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to the full amount of dividends that would have been accumulated through such date (the "Liquidation Value").

              "(b) After the payment or distribution to the holders of Series B Preferred Stock of the full preferential amounts aforesaid, the holders of Common Stock then outstanding shall together be entitled to receive ratably all the remaining assets of the Corporation.

              "(c) A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this paragraph (ii).

              "(d) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Preferred Stock pursuant to subparagraph (a) shall be insufficient to permit the payment to such stockholders of the full preferential amounts required by such subparagraph, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of outstanding Series B Preferred Stock based on the number of shares held by each holder, and the holders of Junior Securities shall receive no distribution upon such liquidation, dissolution or winding up of the Corporation.

         "(iii) Redemption of Series B Preferred Stock. Subject to the rights of the holders of Series A Preferred Stock until redeemed or converted as noted in paragraph (i), above, the Series B Preferred Stock may be redeemed at any time by the Corporation prior to liquidation, dissolution or winding up of the Corporation upon fifteen (15) days advance written notice by the Corporation to the record holders of such Series B Preferred Stock on the books of the Corporation, by paying to the holders of Series B Preferred Stock an amount equal to $10.00 per outstanding share (the "Redemption Price") plus accumulated and unpaid dividends thereon. The holders of Series B Preferred Stock shall be deemed to have received written notice of such


redemption five (5) days after the Corporation's mailing of the notice of redemption by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation. Upon redemption of the Series B Preferred Stock, each holder shall be entitled to payment of the Redemption Price and any accumulated dividends, provided, if such redemption occurs prior to July 31, 1998, the holders of Series B Preferred Stock shall be entitled to the full amount of dividends that would have been accumulated through such date. Any record holder of Series B Preferred Stock may convert all or a portion of its, his or her Series B Preferred Stock in accordance with the provisions of paragraph (iv) prior to such date of redemption by delivering written notice to the Corporation of such holder's election to convert all or a portion of such shares of Series B Preferred Stock (and dividends payable thereon) held of record by such holder. The Redemption Price (and dividends payable thereon) payable to the holders of Series B Preferred Stock who have not elected to convert their shares shall be payable by the Corporation within ten (10) days after expiration of the aforementioned fifteen (15) day notice period.

     Any designee of Smith Management Company, Inc. ("Smith
Management") on the Corporation's Board, or any replacements thereof or any other subsequent nominees by Smith Management, shall not be entitled to vote on the redemption of the Series B Preferred Stock.

     The Corporation must exercise its redemption rights granted pursuant to this paragraph (iii) if a "Corporate Transaction" (as hereinafter defined) occurs. "Corporate Transaction" means the occurrence of any of the following: (i) the sale by the Corporation of all or substantially all of its assets other than in the ordinary course of business, (ii) a merger of the Corporation with or into another person or a consolidation of the Corporation with another person, or (iii) any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than Pengo Securities Corp. and its affiliates), acquires voting securities of the Corporation representing a majority of the total votes that may be cast in the election of the Corporation's directors.

     The Corporation shall be prohibited from redeeming any Junior Securities unless the Corporation shall also redeem all of the Series B Preferred Stock in conjunction therewith, or holders of at least a majority of the Series B Preferred Stock outstanding at such time have voted to allow redemption of such Junior Securities without redemption of the Series B Preferred Stock.
Notwithstanding the foregoing, the Corporation shall be entitled to redeem the Series A Preferred Stock without further notice to, or action by, the holders of Series B Preferred Stock.

         "(iv)  Conversion.  The holders of Series B Preferred
Stock shall have the following conversion rights (the "Conversion
Rights"):

              "(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock or Common Stock, into the number of shares of Common Stock which result from dividing the Redemption Price (plus any accumulated dividends) by the "Conversion Price" per share (as defined herein) in effect at the time of such conversion; provided, if the conversion is elected by the holder after the Corporation has issued a notice of redemption, or in connection with a liquidation, dissolution or winding up of the Corporation, prior to July 31, 1998, the accumulated


dividends into which the Conversion Price shall be divided shall include the full amount of dividends that would have been accumulated through July 31, 1998. The initial "Conversion Price" per share shall be $6.27, and such initial Conversion Price shall be subject to adjustment from time to time as provided herein.

              "(b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made
immediately     prior to the close of business on the date of such
surrender of the shares of Series B Preferred Stock to be converted, and the person or persons whom the Corporation's records indicate are entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The certificate or certificates representing the shares of Common Stock issued upon such conversion shall contain the same restrictive legends, if any, included on the certificate or certificates of Series B Preferred Stock surrendered, unless the shares of Common Stock issuable upon such conversion have been registered under the Securities Act of 1933, as amended, and applicable state securities laws, in which case they will not be legended.

              "(c) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series B Preferred Stock (the "Commitment Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Commitment Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

              "(d)  Adjustment for Certain Dividends and
Distributions. In the event the Corporation at any time, or from time to time, after the Commitment Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                   "(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and




                   "(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph (d) as of the time of actual payment of such dividends or distributions.

              "(e)  Adjustments for Other Dividends and
Distributions. In the event the Corporation at any time or from time to time after the Commitment Date shall make or issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph (iv) with respect to the rights of the holders of the Series B Preferred Stock.

              "(f) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (iv)), then and in each such event the holders of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

              "(g) Reorganization, Mergers, Consolidations or Sales of Assets. Subject to the Corporation's obligation to redeem the Series B Preferred Stock in connection with the occurrence of a Corporate Transaction as provided in paragraph (iii), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (iv)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive, upon conversion of Series B Preferred Stock, the number of shares of stock or other securities or property to which


a holder of the Common Stock deliverable upon such conversion would have been entitled in connection with such reorganization, merger, consolidation or sale (provided, however, if any such reorganization, merger, consolidation or sale of assets occurs prior to July 31,1998, the holders of Series B Preferred Stock shall be entitled to convert the full amount of dividends that would have been accumulated through such date). In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (iv) with respect to the rights of the holders of Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (iv) (including provisions for the adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as is practicable.

              "(h) Adjustment for Issuance of Common Stock at Less than Conversion Price. If the Corporation at any time after the Commitment Date (i) issues any shares of Common Stock (other than pursuant to the Agreement dated effective June 12, 1996 between Smith Management Company, Inc., Farmout Inc., Randall D. Smith, Jeffrey A. Smith, John W. Adams, Inland Production Company and the Corporation, or other than pursuant to warrants, options or convertible securities outstanding as of the Commitment Date, or other than pursuant to the Corporation's Amended 1988 Option Plan), for a per share consideration or price less than the Conversion Price then in effect hereunder, or (ii) issues any rights, warrants or options to acquire, or securities convertible into, shares of Common Stock (other than options to purchase Common Stock pursuant to options which may be granted under the Corporation's Amended 1988 Option Plan and similar benefit plans subsequently adopted by the Corporation for the benefit of its employees), that permit exercise or conversion for a per share consideration less than the Conversion Price then in effect hereunder, then effective automatically on the date of such issuance the Conversion Price hereunder shall automatically be adjusted as follows: the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and there shall be added to the product so obtained the aggregate consideration, if any, (a) received by the Corporation upon such issue of additional shares of Common Stock pursuant to (i) and (b) received by the Corporation, or which will be received by the Corporation, pursuant to (ii) upon the issue and upon the subsequent exercise or conversion of any such additional rights, warrants, options or convertible securities. The sum so obtained shall be divided by the number of shares of the Corporation's Common Stock outstanding (or deemed to be outstanding as hereinafter provided) immediately after such issue (including, for this purpose, the shares to be subsequently issued under any rights, warrants, options or convertible securities which triggered the requirement to apply this adjustment to the Conversion Price), and the resulting quotient shall be the adjusted Conversion Price. For purposes of determining outstanding shares of Common Stock for applying the foregoing formula, all options, rights, warrants and securities convertible into Common Stock outstanding as of the date hereof shall be deemed to be outstanding shares of Common Stock, and any options, rights, warrants or convertible securities issued after the date hereof pursuant to (ii) above, which have resulted in a previous adjustment of the Conversion Price shall be considered outstanding shares of Common Stock for all subsequent applications of the formula to arrive at subsequent adjustments of the Conversion Price.





              "(i) Accounts' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of Series B Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) (or the chief financial officer of the Corporation at the Board's option) to compute such adjustment or readjustment in accordance with the Corporation's Articles of Incorporation and prepare a certificate showing such adjustment or readjustments and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

              "(j) Notices of Record Date. In the event (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or
(ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any transfer of all or substantially all of the assets of the Corporation to, or any merger or consolidation with, any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and a description of such transaction, and (C) the time, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification or recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up.

              "(k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined by the closing "bid" price on the day prior to the date of conversion.

              "(l) Reservation of Stock Issuable Upon Conversion or for Dividends. The Corporation shall at all times reserve and keep available out of the authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock and to cover dividends that may be issuable in Common Stock pursuant to paragraph (iii), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock and to cover dividends that may be issuable in Common Stock pursuant to paragraph (iii); and if at any time thereafter the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock or

payment of such dividends, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

              "(m) Notices Deemed Given. Any notice required by the provisions of this paragraph (iv) to be given to the holders of shares of Series B Preferred Stock shall be deemed given five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

              "(n) Payment of Taxes. The Corporation will pay all taxes and other governmental charges, other than income, estate or gift taxes, that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock.

         "(v)  Voting Rights.  Each holder of any share of Series
B Preferred Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Series B Preferred Stock held. Each holder of shares of any of the Common Stock shall be entitled to one vote on all matters and shall be entitled to one vote for each share of Common Stock held. Except as otherwise expressly provided herein or as mandated by law, the holders of shares of Common Stock and Series B Preferred Stock shall vote together and not as separate voting groups or classes. In the event voting as a separate voting group by the holders of Series B Preferred Stock is expressly provided herein or mandated and required by Washington law, any vote by the holders of Series B Preferred Stock as a separate voting group shall be effective if approved by a majority of the outstanding shares of Series B Preferred Stock. Cumulative voting by holders of Series B Preferred Stock and holders of Common Stock is expressed denied.

         "(vi)  Preemptive Rights.  Except as provided in paragraph
(iv), no holder of any shares of Series B Preferred Stock shall be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in the Board's discretion the Board shall deem advisable.

         "(vii) No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series B Preferred Stock which the Corporation shall be authorized to issue and all such shares shall be returned to authorized but unissued shares of Class A preferred stock, par value $0.001 per share, of the Corporation and may be issued or further designated, as determined by the Board in accordance with the Articles of Incorporation and applicable law.

         "(viii) Common Stock. The term "Common Stock", as used herein, means the Corporation's $.001 par value Common Stock and any capital stock of any class of the Corporation authorized after the date the Series B Preferred Stock is established which is not




limited to a fixed sum or percentage of par or stated value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "(ix) Amendments. There shall be no amendment, modification or waiver of the terms hereof without the prior written consent of holders of at least a majority of the Series B Preferred Stock outstanding at such time. The designation by the Board of one or more additional series of Class A preferred stock of the Corporation with dividend, liquidation, voting or conversion rights pari passu with or having priority over or having greater or more beneficial rights per share than the Series B Preferred Stock shall be deemed to constitute an amendment to the Articles of Incorporation of the Corporation for which the holders of shares of Series B Preferred Stock are entitled to vote hereunder as a separate voting group. Except as otherwise expressly provided in this paragraph (ix), any changes or amendments to the Articles of Incorporation of the Corporation may be made in accordance with applicable law."

IV. The foregoing amendment was duly adopted by the Board of Directors of the Corporation on ________________________ , 1996.

DATED:  July _______, 1996.



_________________________________
                                      Kyle R. Miller, President and
CEO

























                                      - 9 -